Exhibit 99.1

CCC Intelligent Solutions Holdings Inc. Announces Completion of Redemption of Warrants

CHICAGO – January 4, 2022 – CCC Intelligent Solutions Holdings Inc. (the “Company”) (NYSE: CCCS) today announced that the Company completed the redemption of all of its outstanding Public Warrants (other than Private Placement Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date) (in each case, as defined in the Warrant Agreement) (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated as of August 13, 2020 by and between the Company (f/k/a Dragoneer Growth Opportunities Corp.) and Continental Stock Transfer & Trust Company, for a redemption price of $0.10 per Warrant (the “Redemption Price”), that remained outstanding at 5:00 p.m. New York City time on December 29, 2021 (the “Redemption Date”).

On November 29, 2021, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date, it would redeem all of the outstanding Public Warrants at the Redemption Price. Of the 17,299,983 Public Warrants that were outstanding as of the closing of the Business Combination, 10,638 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock and 15,876,341 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 4,836,977 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 91.8% of the outstanding Public Warrants. Following the Redemption Date, the Company had no Public Warrants outstanding. The Company’s 17,800,000 Private Placement Warrants and Working Capital Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date remain outstanding and are not affected by the redemption of the Public Warrants.

In connection with the redemption, the Public Warrants ceased trading on the New York Stock Exchange and were delisted, with the trading halt announced after close of market on December 28, 2021. The Common Stock continues to trade on the New York Stock Exchange under the symbol “CCCS.”

Evercore acted as financial advisor to the Company in connection with the Warrant redemption.

Additional information can be found on the Company’s Investor Relations website: https://ir.cccis.com/.

About CCC Intelligent Solutions

CCC Intelligent Solutions Inc. (CCC), a subsidiary of CCC Intelligent Solutions Holdings Inc. (NYSE: CCCS), is a leading SaaS platform for the multi-trillion-dollar P&C insurance economy powering operations for insurers, repairers, automakers, part suppliers, lenders, and more. CCC cloud technology connects more than 30,000 businesses digitizing mission-critical workflows, commerce, and customer experiences. A trusted leader in AI, IoT, customer experience, network and workflow management, CCC delivers innovations that keep people’s lives moving forward when it matters most. Learn more about CCC at www.cccis.com.

Investor Contact:

Brian Denyeau

ICR, LLC

646-277-1251

IR@cccis.com

Media Contact:

Michelle Hellyar

Director Public Relations, CCC Intelligent Solutions Inc.

mhellyar@cccis.com